Exhibit 10(a)


                                 AGREEMENT


               This Agreement is made as of December 26, 2000 by and between Lynch Interactive Corporation ("Lynch") and Mario J. Gabelli ("Gabelli"), effective only on and after effectiveness of amendments to the Option to Sell Agreement referred to below that are consistent with the provisions referred to below.

               WHEREAS, Lynch wishes to acquire in installments not earlier than February, 2001 and December, 2002 any portion Gabelli may become obligated to acquire of a convertible promissory note (the "Note") made by Lynch in favor of Cascade Investment L.L.C., a Washington limited liability company ("Cascade"), in the original principal amount of $25 million;

               WHEREAS, Gabelli has entered into an Option to Sell Agreement (as amended through the date hereof and as the same may be amended hereafter to reflect the following desired changes, the "Option Agreement") dated as of December 10, 1999 with Cascade pursuant to which, as amended, Cascade has the right to put to Gabelli up to the entire principal amount of the Note at any time between January 15, 2001 and January 31, 2001 and is seeking to enter into a further amendment thereto pursuant to which Cascade will have the right to put to Gabelli up to $15 million in principal amount of the Note for $15,750,000 plus accrued and unpaid interest at any time between January 15, 2001 and January 31, 2001 (with settlement in February, 2001) and up to $10 million in principal amount of the Note for $10,500,000 plus accrued and unpaid interest at any time between November 15, 2002 and December 1, 2002 (with settlement in December, 2002); and

               WHEREAS, the Option Agreement requires Gabelli to collateralize his obligations under the Option Agreement with an Irrevocable Standby Letter of Credit of Morgan Guaranty Trust Company of New York (the "Letter of Credit") and Morgan has required Gabelli to collateralize the Letter of Credit with U.S. Treasury Securities;

               NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

               1. If Cascade provides notice of exercise of either of its options to sell a portion of the Note to Gabelli, Gabelli will provide a copy of such notice to Lynch on the same day Gabelli receives such notice.

               2. Upon receipt of such copy of Cascade's notice, Lynch will acquire the portion of the Note being sold by Cascade for the price specified in the Option Agreement by wiring immediately available funds therefor to the account specified by Cascade on the closing date for such sale against delivery by Gabelli of an instrument of transfer, in a form reasonably acceptable to Lynch, assigning to Lynch all of Gabelli's right, title and interest in and to such portion of the Note.

               3. If Gabelli receives a notice of exercise from Cascade, Gabelli will deliver to Lynch the foregoing instrument of transfer on the closing date for the purchase of the related portion of the Note against delivery by Lynch of evidence that it has wired immediately available funds to Cascade in the amount of the price for such portion of the Note under the Option Agreement.

               4. Lynch will reimburse Gabelli for his costs of extending and maintaining the Letter of Credit through its expiration and will pay Gabelli or assigns a collateral maintenance fee of 10% per year of the unexpired amount of the Letter of Credit. Lynch will have the right, subject to any required consent by, or other arrangements with, Morgan Guaranty Trust Company of New York, to substitute its collateral for all but not less than all of the collateral currently being provided by Gabelli or his assigns. If Lynch substitutes collateral, the maintenance fee will be terminated and any excess amount previously paid by Lynch will be refunded.

               5. This Agreement has been approved by a committee of independent directors of Lynch satisfying the requirements of Rule 16b-3 under the Securities Exchange Act of 1934.

               6. This Agreement will be governed by the laws of the State of New York applicable to contracts made and performed entirely in the State of New York.


               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.


LYNCH INTERACTIVE CORPORATION


By:  s/ Robert E. Dolan                       s/ Mario J. Gabelli
   -------------------------------          --------------------------------
   Name:  Robert E. Dolan                        Mario J. Gabelli
   Title: Chief Financial Officer